EXHIBIT 2

FREMONT MUTUAL INSURANCE COMPANY

PLAN OF CONVERSION

Dated: August 25, 2003, as amended

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FREMONT MUTUAL INSURANCE COMPANY

PLAN OF CONVERSION

          This Plan of Conversion is effective August 25, 2003, having been duly adopted by the Board of Directors pursuant to Chapter 59 of the Michigan Insurance Code.

ARTICLE I
GENERAL PROVISIONS

          Section 1.1          Definitions. The following terms shall have the following meanings when used in this document:

          "Act" means Chapter 59 of the Michigan Insurance Code, MCL 500.5901, et seq., as amended, which provides for the conversion of a domestic mutual insurer to a domestic stock insurer.

          "Acting in Concert" means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A person who acts in concert with another person ("other party") shall also be deemed to be acting in concert with any person who is also acting in concert with that other party. Notwithstanding anything to the contrary express or implied in the Plan, for purposes of this Plan, and with respect to the Conversion, no Designated Person shall be acting in concert with, or be deemed to be acting in concert with, any Person or any other party.

          "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended. Notwithstanding anything to the contrary express or implied in the Plan or the Act, for purposes of this Plan, and with respect to the Conversion, no Designated Person shall be an Affiliate, or be deemed to be an Affiliate, of any other Designated Person.

          "Application" means the application for approval of the Conversion to be filed by Fremont Mutual with OFIS as contemplated in Section 3.1 of the Plan.

          "Appraisal" means the Independent Appraiser's estimated evaluation of the consolidated Pro Forma Market Value of the Holding Company.

          "Associate" when used to indicate a relationship with any Person, means: (i) any Person (other than Fremont Mutual or the Holding Company, a majority-owned subsidiary of Fremont Mutual or the Holding Company, or any other Person that is a member of the same consolidated group as Fremont Mutual or the Holding Company under generally accepted accounting principles) of which such Person is an officer or partner or is, directly or indirectly the beneficial owner of 10% or more of any class of equity securities: (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse who has the same home as such person. Notwithstanding anything to the contrary express or implied in the Plan or the Act, for purposes of this Plan, and with respect to the Conversion, no Designated Person shall be an Associate, or be deemed to be an Associate, of any other Designated Person.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Commissioner" means the Commissioner of the Office of Financial and Insurance Services of Michigan.

          "Community Offering" means the offering of Shares to the general public by the Holding Company concurrently with the Subscription Offering, giving preference in the following order to:
1)	policyholders of Fremont whose policies were issued after the Eligibility Record Date and are residents of the State of Michigan,
2)	Fremont's employees, insurance agents, agencies and owners of its insurance agencies;
3)	public or private foundations based in Michigan; and
4)	Residents of the State of Michigan.

          "Conversion" means: (i) the conversion of Fremont Mutual to, and the amendment of the articles of incorporation of Fremont Mutual to conform to the requirements of, a Michigan domiciled stock insurance company under the laws of the State of Michigan, (ii) the establishment of the Holding Company as a Michigan business corporation under the Michigan Business Corporation Act, as amended, (iii) the issuance of 100% of the authorized capital stock of the Converted Company to the Holding Company, (iv) the offer and sale of Shares of the Holding Company in the Subscription Offering, and otherwise, and (v) the conversion of the Surplus Notes, all in accordance with the terms of the Plan.

          "Converted Company" means Fremont Mutual, following its conversion to a Michigan stock insurance company from a Michigan mutual insurance company pursuant to the Plan. The name of the Converted Company will be Fremont Insurance Company.

          "Converted Company Capital Stock" means any and all authorized shares of capital stock of the Converted Company.

          "Designated Person" means each of Fremont Mutual, the Holding Company, the Converted Company and each director and each officer of those entities.

          "Director" means a director of Fremont Mutual.

          "Dollars" and the sign "$" mean the currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

          "Effective Date" means the date the Conversion of Fremont Mutual is completed, and the amended and restated articles of incorporation for the Converted Company are filed with OFIS or such later date as may be specified in those articles.

          "Eligibility Record Date" means the close of business on August 25, 2003, the effective date of the adoption of the Plan by the Board of Directors of Fremont Mutual.

          "Eligible Policyholder" means a Person who, on the Eligibility Record Date, is a named insured under a Qualifying Policy issued by Fremont Mutual; provided however, that if the Qualifying Policy lists more than one named insured, all persons identified on the Qualifying Policy as a named insured shall jointly constitute one Eligible Policyholder with respect to that Qualifying Policy. Notwithstanding anything to the contrary expressed or implied in the Plan or the articles of incorporation or bylaws of Fremont Mutual, (i) no Qualifying Policy shall have more than one Eligible Policyholder, and (ii) with respect to each Qualifying Policy for which there is more than one named insured, the act of any one of the named insureds shall constitute the act of the Eligible Policyholder for the Qualifying Policy and all of the named insureds for the Qualifying Policy shall be bound by that act. A person insured under a group policy is not an Eligible Policyholder.

          "Fremont Mutual" means Fremont Mutual Insurance Company.

          "Holding Company" means Fremont Michigan InsuraCorp, Inc., a Michigan business corporation incorporated at the direction of Fremont Mutual for the purpose of becoming a holding company for the Converted Company through (i) the issuance and sale of Shares under the Plan, and (ii) the concurrent acquisition of all of the Converted Company Capital Stock to be issued and sold pursuant to the Plan.

          "Holding Company Stock" means any and all authorized shares of capital stock of the Holding Company.

          "Independent Appraiser" means a person independent of Fremont Mutual and the Holding Company, experienced and expert in the area of corporate appraisals, to be selected and retained by Fremont Mutual to prepare an appraisal of the consolidated Pro Forma Market Value of the Holding Company.

          "Local Community" means the State of Michigan, which State comprises the geographic market area of Fremont Mutual.

          "Offering" means the offering of Shares by the Holding Company in the Subscription Offering, the Community Offering and in a Public Offering or otherwise pursuant to the Plan.

          "Offering Maximum" means the Valuation Range Maximum less the product of (i) the number of Shares to be issued to the Surplus Note holders pursuant to Section 7.1 of the Plan multiplied by (ii) the Purchase Price.

          "Offering Minimum" means the Valuation Range Minimum less the product of (i) the number of Shares to be issued to the Surplus Note holders pursuant to Section 7.1 of the Plan multiplied by (ii) the Purchase Price.

          "Offering Range" means any Dollar amount between the Offering Maximum and the Offering Minimum.

          "Officer" means an officer of Fremont Mutual.

          "OFIS" means the Michigan Office of Financial and Insurance Services.

          "Order Form" means the order form or forms to be used by Eligible Policyholders, other persons eligible to purchase Shares pursuant to the Plan, and holders of Surplus Notes desiring to convert their Surplus Note in whole or in part to Shares.

          "Participant" means a Michigan Resident entitled to purchase Shares in the Subscription Offering (i.e., an Eligible Policyholder, or an Officer or Director of Fremont Mutual).

          "Person" means any individual, corporation, partnership, association, limited liability company, trust or other entity.

          "Plan" means this Plan of Conversion, as it may from time to time be amended, under which Fremont Mutual will convert from a Michigan mutual insurance company to a Michigan stock insurance company and become a wholly-owned subsidiary of the Holding Company.

          "Private Placement" means the offer and sale of Shares in a private placement as contemplated under Section 6.2 of the Plan.

          "Pro Forma Market Value" means the Independent Appraiser's evaluation of the consolidated, pro forma market value of the Holding Company upon conversion, as discounted to attract full subscription for the Subscription Shares, as indicated by the Independent Appraiser.

          "Purchase Price" means the uniform price per share at which the Shares will be offered and sold in the Offering, which price shall be determined by Fremont Mutual and the Holding Company in accordance with Section 4.1 of the Plan.

          "Qualifying Policy" means a policy of insurance issued by Fremont Mutual and in force as of the close of business on the Eligibility Record Date.

          "Registration Statement" means the Registration Statement on Form S-1 and any amendments to it filed by the Holding Company with the SEC pursuant to the Securities Act of 1933, as amended, to register the Shares to be offered in the Subscription Offering or otherwise pursuant to the Plan.

          "Resident" as used in this Plan in relation to the preference afforded natural persons and trusts of natural persons in the Local Community means any natural person who occupies a dwelling within the Local Community, has an intention to remain within the Local Community for a period of time (manifested by establishing a physical, ongoing, non-transitory presence within the Local Community) and continues to reside in it at the time of the Subscription and Community Offerings. Fremont Mutual may utilize policyholder records and such other evidence as it may determine to be relevant to make a determination as to whether a person resides in the Local Community. In the case of a corporation or other business entity, the entity shall be deemed to be a Resident only if its principal place of business or headquarters is located within the Local Community. All determinations as to the status of a person as a Resident shall be made by Fremont Mutual in its sole and absolute discretion and shall be final and binding.

          "Sale" and "Sell" mean every contract to sell or otherwise dispose of a security or an interest in a security for value, but the terms do not include an exchange of securities in connection with a merger or acquisition approved by OFIS.

          "SEC" means the Securities and Exchange Commission or any successor agency.

          "Shares" means authorized shares of common stock, no par value per share, of the Holding Company.

          "Special Meeting" means the Special Meeting of Eligible Policyholders to be called by Fremont Mutual for the purpose of submitting the Plan to its Eligible Policyholders for approval.

          "Stock Compensation Plan" means the Stock Compensation Plan as described in Section 7.2 of the Plan, pursuant to which additional incentives may be provided to Directors and Officers of Fremont Mutual and the Holding Company to facilitate their purchase of stock in the Holding Company.

          "Subscription Offering" means the offering of Shares to Participants pursuant to the Plan.

          "Subscription and Community Offering Prospectus" means the final prospectus relating to the Registration Statement and filed with the SEC to be used in connection with the Subscription and Community Offerings.

          "Subscription Participants" means those Participants that irrevocably elect to exercise their Subscription Rights.

          "Subscription Rights" means the non-transferable, non-negotiable, personal rights of Participants to subscribe to purchase Subscription Shares at the Purchase Price.

          "Subscription Shares" means those Shares initially offered to Participants pursuant to the Subscription Offering at the Purchase Price.

          "Surplus Note" means any of the Series B Surplus Notes issued by Fremont Mutual in the aggregate principal amount of $5.2 million.

          "Tax-Qualified Employee Stock Benefit Plan" means any defined benefit plan or defined contribution plan of Fremont Mutual or of the Holding Company, such as an employee stock ownership plan, stock bonus plan, profit sharing plan or other plan that, with its related trust, meets the requirements to be "qualified" under Section 401 of the Code. The term "Non-Tax-Qualified Employee Stock Benefit Plan" means any defined benefit plan or defined contribution plan which is not so qualified.

          "Underwritten Public Offering" means the offer and sale of Shares in a best efforts or firm commitment underwritten public offering as contemplated in Section 6.2 of the Plan.

          "Valuation Range" means the Independent Appraiser's estimated range of the consolidated Pro Forma Market Value of the Holding Company as provided in Section 4.1 of the Plan.

          "Valuation Range Maximum" means that valuation which is fifteen percent (15%) above the midpoint of the Valuation Range as provided in Section 4.1 of the Plan.

          "Valuation Range Minimum" means that valuation which is fifteen percent (15%) below the midpoint of the Valuation Range as provided in Section 4.1 of the Plan.

          Section 1.2          Headings. The section headings contained in this Plan are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Plan.

ARTICLE II
THE PLAN

          Section 2.1          Approval of Plan. Under the Plan, Fremont Mutual will convert from a Michigan domiciled mutual insurance company to a Michigan domiciled stock insurance company pursuant to the Act, and become a wholly-owned subsidiary of the Holding Company. The Conversion is subject to the provisions of the Act, the approval of OFIS, and the terms of this Plan. The Plan must be approved:

                    (a)          by the affirmative vote of at least two-thirds (2/3) of the members of the Board of Directors of Fremont Mutual;

                    (b)          in writing by OFIS prior to the date of the Special Meeting; and

                    (c)          by the affirmative vote of at least two-thirds (2/3) of the votes cast at the Special Meeting of Eligible Policyholders of Fremont.

          Pursuant to the Plan, Subscription Shares will be offered at the Purchase Price in the Subscription Offering to Participants pursuant to the exercise of nontransferable Subscription Rights granted to them. The number of Subscription Shares to be issued in the Subscription Offering will be based upon an independent appraisal of the Holding Company and will reflect the estimated consolidated Pro Forma Market Value of the Holding Company, as described in greater detail in this Plan. In addition, Shares may be used to pay the amount of principal and interest due on the Surplus Notes on the Effective Date at the election of holders of Surplus Notes.

          Section 2.2          Reasons for Proposed Conversion. It is the desire of the Board of Directors of Fremont Mutual to attract new equity capital by converting Fremont Mutual to a stock insurance company (the "Converted Company") and to issue the stock of the Holding Company in order to: (i) increase the Converted Company's statutory surplus to support current and future writings and provide additional security to policyholders, (ii) support future product lines, growth and expansion, (iii) provide the Converted Company with the ability to improve operational flexibility, (iv) provide financial participation to the policyholders in the success of the Converted Company, and (v) create opportunities for financial participation by all parties to create incentives to maximize performance of the Converted Company. It is the further desire of the Board of Directors of Fremont Mutual to reorganize the Converted Company as a wholly-owned subsidiary of the Holding Company in order to enhance and improve operational flexibility, diversification of business opportunities and financial capability for business and regulatory purposes, thus enabling the Converted Company to compete more effectively with other insurance companies.

ARTICLE III
REQUIREMENTS FOR CONVERSION APPROVAL

          Section 3.1          Application to OFIS. Following adoption of the Plan by the Board of Directors of Fremont Mutual and prior to submission of the Plan to the Eligible Policyholders for approval at the Special Meeting, Fremont Mutual shall file the Application with OFIS. The Application shall contain the following documents and information:

          (a)          The Plan;

          (b)          The independent evaluation of the consolidated Pro Forma Market Value of the Holding Company required by Section 4.1 of the Plan,

          (c)          The form of notice required by Section 3.2 of the Plan;

          (d)          The form of proxy to be solicited from Eligible Policyholders pursuant to Section 3.4 of the Plan;

          (e)          The form of notice required by the Act and pursuant to Section 4.5 to persons whose policies are issued after adoption of the Plan but before the Effective Date;

          (f)          The proposed amended articles of incorporation and bylaws of the Converted Company;

          (g)          A business plan for the Converted Company that describes anticipated changes in the post conversion business of the Converted Company and the Converted Company's plan to deploy the capital acquired in the conversion; and

          (h)          Such other necessary or appropriate documents relating to the Plan.

          Section 3.2          Notice to Eligible Policyholders. Following the filing of the Application and at least 21 days before the date fixed for the Special Meeting described in Section 3.4 of the Plan, Fremont Mutual shall send a notice by first class mail to each Eligible Policyholder, which notice shall:

          (a)          briefly but fairly describe the Plan; and

          (b)          inform such Eligible Policyholder of the right of the Eligible Policyholder to vote upon the Plan.

The notice may be given by mailing a notice to the address of the holder(s) of the Qualifying Policy as the address appears on the records of Fremont Mutual; provided, however, that separate notices to each named insured on a Qualifying Policy shall not be required.

          Section 3.3          Articles of Incorporation. As part of the Conversion, articles of incorporation will be adopted by Fremont Mutual to authorize Fremont Mutual to operate as a Michigan stock insurance company. Eligible Policyholders of Fremont Mutual must approve the revised articles of incorporation by the affirmative vote of at least two thirds (2/3) of the votes cast at the Special Meeting described in Section 3.4 of the Plan. The amendment of the existing articles of incorporation of Fremont Mutual shall occur on the Effective Date. The articles of incorporation and bylaws of the Converted Company shall be filed with OFIS following the Special Meeting.

          Section 3.4          The Special Meeting. Subsequent to the approval of the Plan by OFIS, the Special Meeting shall be scheduled for consideration of the Plan in accordance with Fremont's bylaws and applicable law. An affirmative vote of not less than two-thirds of the Eligible Policyholders voting in person or by proxy at the Special Meeting shall be required for approval of the Plan. Each Eligible Policyholder shall be entitled to one vote regardless of the number of Policies owned. Voting may be in person or by proxy.

          Notice of the Special Meeting shall be given by Fremont Mutual by means of a notice of special meeting, proxy statement, and form of proxy authorized for use by OFIS and mailed to the address of the holder(s) of each Qualifying Policy as the address appears on the records of Fremont Mutual at least 21 days prior to the Special Meeting; provided, however, that separate notices to each named insured for each Qualifying Policy shall not be required. Fremont Mutual may in its discretion include with this mailing a Subscription Offering Prospectus as provided in Section 5.5 of the Plan.

          Fremont Mutual shall notify OFIS of the vote of the Eligible Policyholders taken at the Special Meeting. In addition, Fremont Mutual will file with OFIS the minutes of the Special Meeting at which the Plan was approved.

ARTICLE IV
THE CONVERSION

          Section 4.1          Purchase Price and Determination of the Number of Subscription Shares to be Offered. The total number of Subscription Shares (or a range of them) of the Holding Company to be issued and sold in the Conversion shall be determined as follows:

          (a)          Independent Appraiser. The Independent Appraiser will be retained by Fremont Mutual to prepare an appraisal of the consolidated Pro Forma Market Value of the Holding Company. The Independent Appraiser will establish a Valuation Range consisting of a midpoint valuation, a valuation fifteen percent (15%) above the midpoint valuation (the "Valuation Range Maximum") and a valuation fifteen percent (15%) below the midpoint valuation (the "Valuation Range Minimum"). The valuation of the Independent Appraiser will be based upon the currently available information concerning the financial condition of Fremont Mutual, a comparison of Fremont Mutual with comparable publicly held insurance companies, if any, and such other factors as the Independent Appraiser may deem to be relevant and as are not inconsistent with the provisions of the Act, including (as required by the Act) that value which the Independent Appraiser estimates to be necessary to attract a full subscription for the Shares to be offered in the Offering. The valuation of the Independent Appraiser will be submitted to OFIS as part of the Application to be filed by Fremont Mutual for approval of the Conversion pursuant to Section 3.1 of the Plan. The Company may, with permission of OFIS, adjust the valuation, the Valuation Range Minimum and the Valuation Range Maximum if Fremont Mutual shall determine that a material change in financial condition of Fremont Mutual or other factors considered by the Independent Appraiser require an update of the appraisal.

          (b)          Purchase Price. The Purchase Price at which the Subscription Shares will be offered and sold will be uniform as to Participants in the Subscription Offering and will be established by Fremont Mutual and the Holding Company at a reasonable amount.

          (c)          Number of Subscription Shares to be Offered. The number of Subscription Shares to be offered in the Offering shall be equal to Valuation Range Maximum divided by the Purchase Price, less the number of Shares issued to the Surplus Note holders pursuant to Section 7.1 of the Plan.

          Section 4.2          Number of Subscription Shares to be Sold.

          (a)          Response to Subscription Offering Meets or Exceeds Offering Maximum. If, upon conclusion of the Subscription Offering and the Community Offering, the number of Subscription Shares subscribed for by Participants in the Subscription Offering multiplied by the Purchase Price is equal to or greater than the Offering Maximum, then the Conversion shall be promptly consummated. On the Effective Date, the Holding Company shall issue Subscription Shares to the subscribing Participants. The number of Subscription Shares issued under this Section 4.2(a) may not exceed the maximum number of Subscription Shares offered in the Subscription Offering. In the event of an oversubscription in the Subscription Offering, Subscription Shares shall be allocated among the subscribing Participants as provided in Section 5.3(c) of the Plan. No fractional Shares shall be issued.

          (b)          Response to Subscription Offering Within Offering Range. If, upon conclusion of the Subscription Offering and the Community Offering, the number of Subscription Shares subscribed for by Participants in the Subscription Offering multiplied by the Purchase Price is within the Offering Range, then the Conversion shall be promptly consummated. On the Effective Date, the Holding Company shall issue, to the subscribing Participants, Shares in an amount sufficient to satisfy the subscriptions of those Participants in full. To the extent that Subscription Shares remain unsold after the subscriptions of all Participants in the Subscription Offering have been satisfied in full, the Holding Company may accept subscriptions received from subscribers in the Community Offering and/or to sell Shares to purchasers in an Underwritten Public Offering or in a possible future Private Placement. The number of Subscription Shares issued under this Section 4.2(b) may not exceed the maximum number of Subscription Shares offered in the Subscription Offering. No fractional Shares shall be issued.

          (c)          Response to Subscription Offering Does Not Meet Offering Minimum. If, upon conclusion of the Subscription Offering and the Community Offering, the number of Subscription Shares subscribed for by Participants in the Subscription Offering multiplied by the Purchase Price is less than the Offering Minimum, then in such event, the Holding Company shall accept subscriptions in the Community Offering and/or sell Shares to purchasers in a Public Offering or in a possible future Private Placement. If the aggregate number of Subscription Shares subscribed for in the Subscription Offering, the Community Offering and in an Underwritten Public Offering multiplied by the Purchase Price is equal to or greater than the Offering Minimum, then the Conversion shall be consummated promptly. On the Effective Date, the Holding Company shall (i) issue to Subscribing Participants Subscription Shares in an amount sufficient to satisfy the subscriptions of those Participants in full and (ii) shall issue to subscribers in the Community Offering and/or to purchasers in an Underwritten Public Offering an additional number of Subscription Shares such that the aggregate number of Subscription Shares to be issued to subscribing Participants, to subscribers in the Community Offering and/or to purchasers in an Underwritten Public Offering multiplied by the Purchase Price shall equal or exceed the Offering Minimum; provided, however, that the number of shares of Subscription Shares issued shall not exceed the number of shares of Subscription Shares offered in the Subscription Offering. No fractional Shares shall be issued.

          (d)          Response to Subscription Offering and Other Offerings Does Not Meet Offering Minimum. If the aggregate number of Subscription Shares subscribed for in the Subscription Offering, the Community Offering and in any Underwritten Public Offering multiplied by the Purchase Price is less than the Offering Minimum, then in such event the Holding Company, in consultation with OFIS, may cancel the Offering and terminate the Plan, establish a new Offering Range, extend, reopen or hold a new Offering or take such other action as may be authorized by OFIS.

          If, following a reduction in the Valuation Range approved by OFIS, the aggregate number of Subscription Shares subscribed for in the Offering multiplied by the Purchase Price is equal to or greater than the Offering Minimum (as such Offering Range has been reduced), then in such event the Conversion shall be promptly consummated. The Holding Company shall on the Effective Date: (i) issue Subscription Shares to Participants in the Subscription Offering in an amount sufficient to satisfy the subscriptions of such subscribers in full, and (ii) issue to subscribers in the Community Offering and/or to purchasers in any Underwritten Public Offering an additional number of Subscription Shares such that the aggregate number of Subscription Shares to be issued multiplied by the Purchase Price shall be equal to or greater than the Offering Minimum (as such Offering Minimum has been reduced).

          Section 4.3          Effective Date of Conversion. The Conversion shall be consummated on the Effective Date. On the Effective Date, Fremont Mutual shall become a Michigan domiciled stock insurance company and will issue 60,000 shares of its common stock, no par value per share, to the Holding Company, and Shares of the Holding Company will be issued and sold to the Participants and Community in the Subscription and Community Offerings and, if applicable, to the public pursuant to the Public Offering.

          Section 4.4          Status of Policies in Force on the Effective Date. Each policy of insurance issued by Fremont Mutual and in force on the Effective Date shall remain in force as a policy issued by the Converted Company in accordance with the terms of the policy, except that, from and after the Effective Date: (i) all voting rights (if any) of the holder of the policy shall be extinguished, and (ii) all rights (if any) of the holder of the policy to share in the surplus of Fremont Mutual or the Converted Company shall be extinguished, including but not limited to the ability to share in the surplus upon liquidation.

          Section 4.5          Notice to Non-eligible Policyholders. The holder(s) of each policy whose policy was issued subsequent to the Eligibility Record Date but prior to the Effective Date shall be given written notice of the Plan in a form approved by OFIS no later than forty-five (45) days after the Effective Date. The notice shall be sent to the address of the holder(s) as it appears on the records of Fremont Mutual; provided, however, that separate notices to each named insured on each policy shall not be required. The notice shall:

          a.          include the description of the Plan provided the Eligible Policyholders pursuant to the Section 3.2 of the Plan; and

          b.          advise the named insured of his or her right to cancel the policy and to receive a pro rata refund of unearned premiums.

ARTICLE V
THE SUBSCRIPTION OFFERING

          Section 5.1          Allocation of Subscription Rights. Subscription Rights to purchase Subscription Shares at the Purchase Price will be distributed to the Participants. Participants will receive, without payment, Subscription Rights to purchase in the aggregate, Subscription Shares equal to the Offering Maximum divided by the Purchase Price. The Holding Company does not intend to distribute Subscription Rights to Eligible Policyholders who are not Residents of the Local Community for reasons more fully stated in Section 8.3.

          The maximum number of Shares which may be purchased by Participants in the aggregate shall be equal to the Offering Maximum divided by the Purchase Price.

          Section 5.2          Subscription Rights. Subscription Rights are nontransferable, nonnegotiable personal rights to subscribe for and purchase Subscription Shares at the Purchase Price. Subscription Rights will be distributed, without payment, to each Participant as described in Section 5.5 and Section 8.2. The receipt of Subscription Rights by a Participant will permit (but will not require) the Participant to subscribe to purchase Subscription Shares at the Purchase Price in the Subscription Offering.

          The exercise of Subscription Rights is irrevocable and an executed Order Form may not be modified, amended or rescinded; provided, however, that upon request of a Participant and evidence of exigent circumstances, Fremont Mutual and the Holding Company may waive the irrevocable nature of the subscription. In a circumstance where a waiver is granted, Fremont Mutual and the Holding Company may modify, amend or allow rescission and in that case direct the return of the payment for the Subscription Shares subscribed for to the Participant. Conversely, the failure of a Participant to timely deliver a duly executed Order Form, together with full payment for the Shares subscribed for, will be deemed to constitute an irrevocable waiver and release by the Participant of all rights to subscribe for and purchase of Subscription Shares in the Subscription Offering.

          Section 5.3          Limitations Upon Purchases of Subscription Shares. The following additional limitations and exceptions shall apply to all purchases of Subscription Shares:

          (a)          Subscription Category No. 1: Eligible Policyholders. There is reserved in the aggregate for Eligible Policyholders who are Residents of the Local Community an amount of Subscription Shares equal to ninety percent (90%) of the Subscription Shares offered in the Subscription Offering. For purposes of Subscription Category No. 1, Eligible Policyholders shall not include the Directors and Officers. In the event less than all of the Subscription Shares reserved for Directors and Officers under Section 5.3(b) are subscribed for by Directors and Officers, such Subscription Shares shall also be available to Eligible Policyholders. Individual purchases by Eligible Policyholders shall be subject to the following additional limitations:

          (i)          Minimum Purchases. No Eligible Policyholder may purchase fewer than 250 Subscription Shares, unless the minimum amount is reduced pursuant to the oversubscription provisions of Section 5.3(c).

          (ii)          Maximum Purchases. Each Eligible Policyholder may purchase a maximum of five percent (5%) of the Shares offered as part of the Conversion. For purposes of determining whether the maximum purchase amount has been reached, the purchase of each Eligible Policyholder shall be aggregated with purchases by that person's Affiliates and Associates, or by a group of persons Acting in Concert, and the maximum shall be applied to the aggregated amount.

          (b)          Subscription Category No 2: Directors and Officers. There is reserved in the aggregate for Directors and Officers of Fremont Mutual and the Holding Company, together with their Associates, an amount of Subscription Shares equal to ten percent (10%) of the Subscription Shares offered in the Subscription Offering. In the event not all of these reserved Subscription Shares are subscribed for by Directors and Officers, those Subscription Shares shall be available to Eligible Policyholders under Section 5.3 (a). Individual purchases by Directors or Officers shall be subject to the following additional limitations and any other limitations that may be imposed by Fremont Mutual's Board of Directors:

          (i)          Minimum Purchases. No individual Director or Officer (together with his or her Associates) may purchase fewer than 250 Subscription Shares, unless such minimum amount is reduced pursuant to the oversubscription provisions of Section 5.3(c).

          (ii)          Maximum Purchases. Each individual Director or Officer may purchase a maximum of five percent (5%) of the Shares offered as part of the Conversion. For purposes of determining whether the maximum purchase amount has been reached, the purchase of each individual Director or Officer shall be aggregated with purchases by that person's Affiliates and Associates, or by a group of persons Acting in Concert, and the maximum shall be applied to the aggregated amount. Officers and Directors, together with their Affiliates and Associates, may not purchase, in the aggregate, more than twenty-five percent (25%) of the Holding Company Stock.

          (c)          Rules for Oversubscription. In the event of an oversubscription in either Subscription Category No.1 or No.2, Subscription Shares will be allocated among Participants within each category, by reducing the subscriptions of certain Participants according to the following methodology:

          (i)          The Holding Company will determine the number of Subscription Shares by which a Subscription Category is oversubscribed.

          (ii)          The Holding Company will identify the Participant or Participants which have subscribed for the largest and second largest number of Subscription Shares in each category, and reduce the number of shares subscribed for by the Participant with the largest subscription (or on a pro-rata basis among the Participants with the largest subscriptions) to the number of Subscription Shares which have been subscribed for by the Participant or Participants with the second largest subscription(s), but in no event reducing subscriptions by an aggregate amount in excess of the number of Subscription Shares identified in 5.3(c)(i) above, as rounded to the nearest whole Share(s).

          (iii)          The Holding Company will repeat the methodology set forth in Section 5.3(c)(ii) above, for so many iterations as shall be necessary to eliminate oversubscription within each subscription category.

          (d)          Purchase in Excess of Limitations. By purchasing Subscription Shares, each person purchasing Subscription Shares shall be deemed to confirm that the purchase does not conflict with the purchase limitations under the Plan or otherwise imposed by law. In the event that the purchase limitations are violated by any Participant (including any Associate or Affiliate of such person or person otherwise Acting in Concert with such Participant), the Holding Company shall have the right to purchase from such Participant at the Purchase Price all Subscription Shares acquired by such Participant in excess of any purchase limitation or, if the excess shall have been sold by such Participant, to receive the difference between the Purchase Price paid for the excess Shares and the proceeds received by such Participant from the sale of the excess Shares. This right of the Holding Company to purchase the excess Shares shall be assignable by the Holding Company.

          Section 5.4          Timing of Subscription Offering and Compliance with Applicable Securities Laws. The Holding Company shall make all filings with the SEC and take all actions necessary to register its Shares under the Securities Act of 1933, as amended. The Holding Company will also make any required filings with the State of Michigan and take all actions required to register its Shares under the Michigan Uniform Securities Act, as amended, or secure an exemption from such registration.

          The Holding Company may commence the Subscription Offering and, provided that the Subscription Offering has commenced, may commence the Community Offering concurrently with or during the proxy solicitation of Eligible Policyholders. The Holding Company may close the Subscription Offering and the

Community Offering before the Special Meeting, provided that the offer and sale of the Shares shall be conditioned upon approval of the Plan by the Eligible Policyholders.

          Fremont Mutual and the Holding Company shall not distribute the Subscription Offering Prospectus until its Registration Statement has been declared effective by the SEC. Fremont Mutual and the Holding Company shall not distribute any Order Form to any Participant until the Registration Statement has been filed with the SEC.

          Section 5.5          Offering Documents. After approval of the Plan by OFIS and the compliance with all SEC requirements, the Subscription Offering shall be commenced. Fremont Mutual and the Holding Company shall mail to the address of each Participant as such address appears on the records of Fremont Mutual a written notice of the commencement of the Subscription Offering. The notice shall state that Fremont Mutual and the Holding Company are not required to furnish a Subscription Offering Prospectus unless a Participant returns by a reasonable date certain an accompanying postage-paid, written communication requesting the receipt of the Subscription Offering Prospectus and an Order Form. Fremont Mutual will also make such postage-paid communications available to Particpants at each Fremont Mutual insurance agency location. Such notice may be given by mailing one notice to the address of each Participant as such address appears on the records of Fremont Mutual; provided, however, that separate notices to each named insured in each Qualifying Policy shall not be required.

          Section 5.6          Mailing of Offering Materials and Collection of Subscriptions. After approval of the Plan by OFIS and the compliance with all SEC requirements, Fremont Mutual and the Holding Company shall distribute the Subscription Prospectus, Order Forms and related documents for the purchase of Shares in accordance with Section 5.5.

          The recipient of an Order Form will be instructed to (i) review the Subscription Offering Prospectus and, in the event such Participant elects to purchase any of the Shares offered in the Subscription Offering, (ii) properly complete, execute and return the Order Form to Fremont Mutual or its designee not more than 30 days from commencement of the Subscription Offering unless the date is extended. Self-addressed, postage paid return envelopes shall accompany the Order Forms when mailed.

          Following the 30 day offering period described in the preceding paragraph, the Holding Company shall have an additional 45 day period to deliver the Subscription Shares as set forth in this Plan.

ARTICLE VI
THE COMMUNITY OFFERING AND OTHER OFFERINGS

          Section 6.1          Community Offering. To the extent that fewer than the maximum number of Subscription Shares permitted to be sold to Participants are purchased in the Subscription Offering, Subscription Shares may be sold to subscribers in the Community Offering as provided in Section 4.2 above. Subscription Shares will be offered in the Community Offering (which will commence concurrently with the Subscription Offering). The period for Community Offering may extend beyond the 30 day period for the Subscription Offering. The Holding Company will have the right to accept or reject subscriptions from subscribers in the Community Offering in whole or in part in accordance with the priorities set forth in the definition of "Community Offering" as set forth in Section 1.1 of this Plan.

          Section 6.2          Alternate Financing Strategies. To the extent that fewer than the maximum number of Shares permitted to be sold to Participants are purchased in the Subscription Offering, Subscription Shares may be sold in an Underwritten Public Offering as provided in Section 4.2 above. In the event the Holding Company determines that a public offering is impractical, the Holding Company will consult with OFIS to determine the most practical alternative available to effect the completion of the Conversion, including a possible future Private Placement of the remaining Subscription Shares or a reduction in the Offering Range. The period for an Underwritten Public Offering may extend beyond the 30 day period for the Subscription Offering.

ARTICLE VII
ADDITIONAL RELATED TRANSACTIONS

          Section 7.1          Conversion of the Surplus Notes. On the Effective Date, the Holding Company shall tender prepayment of the aggregate of all sums due and owing on the Surplus Notes as of the Effective Date of this Conversion Plan, including principal and interest. The tender shall be made in the form of Shares, subject to the approval of OFIS. Each Surplus Note holder shall have the option to accept the tender of shares in whole, but not in part, unless acceptance in whole would violate any provision of Michigan or Federal law, in which case the Surplus Note holders shall receive shares up to the legal limit. The number of Shares to be issued shall be determined by dividing the portion of the Surplus Note balance (including accrued interest) to be converted by the Purchase Price, rounded upward to the nearest whole Share. As part of such prepayment, all interest which accrues on or after the effective date of the Conversion Plan and prior to the Effective Date (if any) shall be calculated as stated in each Surplus Note and shall be paid in cash on the Effective Date. Upon such conversion of a Surplus Note in this manner, the Surplus Note shall be deemed to have been paid in full. Surplus Notes not converted through the tender of shares shall remain in force as Surplus Notes in accordance with their terms. The issuance of Shares upon conversion of the Surplus Notes shall be in addition to the issuance of Subscription Shares to be offered to Participants in the Offering.

          One Surplus Note holder would acquire more than 5% of the Shares if he chooses to convert his Surplus Note. Section 5909 of the Act prohibits persons from acquiring more than 5% of the shares of the Holding Company for five years from the Effective Date without the approval of the Commissioner. Therefore, this Surplus Note holder shall be allowed to convert his note into common shares of the Holding Company only to the extent that he acquires 5% or less of the Holding Company's issued and outstanding common shares. The Holding Company may, upon request of this Surplus Note holder, prepay all or part of the remaining balance of the Surplus Note from the proceeds of the Offering.

          Section 7.2          The Stock Compensation Plan. It is the intention of the Holding Company to adopt a stock compensation plan (the "Stock Compensation Plan") as of the Effective Date, which plan shall be subject to approval by the shareholder(s) of the Holding Company.

          The Stock Compensation Plan, among other things, will authorize the Board of Directors of the Holding Company to grant to Directors, Officers and employees of Fremont Mutual options to purchase common stock of the Holding Company. The number of Shares in the aggregate available for the Stock Compensation Plan is equal to five percent (5%) of the number of shares sold in the Offering. Shares issued pursuant to the exercise of options could be from treasury stock or newly issued shares. No restricted stock will be issued officers and directors of Fremont Mutual under the Stock Compensation Plan for a period of 5 years after the Effective Date.

ARTICLE VIII
SALE AND TRANSFER
REQUIREMENTS AND RESTRICTIONS

          Section 8.1          Method of Payment for Subscription Shares. Payment for all Subscription Shares subscribed for in the Subscription Offering must be received in full by Fremont Mutual or its designee, together with properly completed and executed Order Forms, on or prior to the expiration date specified on the Order Form, unless such date is extended by Fremont Mutual. Payment for all Subscription Shares by Participants may be made in cash (if delivered in person) or by check or money order.

          Section 8.2          Undelivered, Defective or Late Order Forms, Insufficient Payment. In the event that an Order Form is: (i) not delivered to the addressee and is returned to Fremont Mutual by the United States Postal Service (or Fremont Mutual is unable to locate the addressee); (ii) not received by Fremont Mutual or its designee, or is received by Fremont Mutual or its designee after-the date specified thereon: (iii) defectively completed or executed, or (iv) not accompanied by payment in full for the Subscription Shares subscribed for, the Subscription Rights of the Participant to whom such rights have been granted will not be honored and such Participant will be treated as having failed to return the completed Order Form within the time period specified therein. In the event that the payment for Subscription Shares tendered in connection with any Subscription Rights is dishonored, in whole or in part, by any Person, then such Subscription Rights shall not be honored and the Person to whom such Subscription Rights were granted shall be treated as having failed to timely exercise such Subscription Rights. Alternatively, Fremont Mutual may (but will not be required to) waive any irregularity relating to any Order Form or require the submission of a corrected Order Form or the remittance of full payment for the Subscription Shares subscribed for by such date as Fremont Mutual may specify. Subscription orders, once tendered, may not be revoked; provided, however, that upon request of a Participant and evidence of exigent circumstances, Fremont Mutual and the Holding Company will waive the irrevocable nature of the subscription. In a circumstance where a waiver is granted, Fremont Mutual and the Holding Company will direct the return of the payment for the Subscription Shares subscribed for to the Participant. Fremont Mutual's interpretations of the terms and conditions of this Plan and determinations with respect to the acceptability of the Order Forms will be final, conclusive and binding upon all persons and Fremont Mutual (and the directors, officers, employees and agents of Fremont Mutual) shall not be liable to any person in connection with any such interpretation or determination.

          Section 8.3          Sales of Subscription Shares to Persons Who Reside Outside the Local Community. As of August 25, 2003, Fremont Mutual has approximately 47,000 policies in force. While Fremont does not insure risks outside the State of Michigan, approximately 1000 or 3% of policyholders (representing approximately 1400 policies) are not Residents of the Local Community (State of Michigan). If Subscription Rights were distributed to all Eligible Policyholders who are not Residents of the Local Community, the Holding Company would be required to comply with the securities laws of some 38 states. Such multi-state compliance would substantially increase the cost of the Conversion as each state or jurisdiction imposes its own regulatory scheme, including filing fees, reviews and other requirements. In addition to the direct expense and legal cost of such an undertaking, there is no assurance that the Shares would qualify for registration in some states. As a result of these circumstances, Fremont Mutual has decided that it is not in the best interest of Fremont Mutual and its Eligible Policyholders to incur such expenses as it relates to all of the states. This decision was based on the fact that historically, less than 10% of all policyholders subscribe in similar conversions, and that the cost to register in all states is an unreasonable use of Fremont Mutual's resources. Further, the costs of registration would not justify the minimal response anticipated from the approximately 1000 policyholders who do not reside in Michigan, which, even at the high response rate of 10%, would yield only 100 subscriptions. This decision does not preclude the registration in a select number of states if, in Fremont Mutual's discretion, it appears that registering in the select states is beneficial for Fremont Mutual and its Eligible Policyholders.

          Section 8.4          Restrictions on Transfer of Shares. Shares purchased by Persons other than Directors and Officers may be transferred without restriction under the Plan. Shares purchased by Directors and Officers may not be sold for a period of one (1) year from the Effective Date, provided that a sale by a personal representative of a deceased Officer or Director shall not be considered a sale by that Officer or Director.

          The certificates representing Shares issued to Directors and Officers shall bear the following legend:

The shares of stock evidenced by this Certificate are restricted as to transfer for a period of one (1) year from the date of this Certificate pursuant to the provisions of Chapter 59 of the Michigan Insurance Code (the "Act") and may not be sold prior thereto without an opinion of counsel for Fremont Mutual and the Holding Company that such sale is permissible under the provisions of the Act.

          In addition, the Holding Company shall give appropriate instructions to its transfer agent with respect to the foregoing restrictions. Any Shares subsequently issued pursuant to a stock dividend, stock split or otherwise, with respect to restricted Shares shall be subject to the same holding period restrictions as are then applicable to such restricted Shares.

          Section 8.5          Purchases of Shares by Directors, Officers and Associates Following Conversion. Without the prior approval of OFIS, Officers, Directors and their Associates shall be prohibited for a period of three (3) years following the effective date of the Conversion from purchasing outstanding Shares, except through a broker-dealer. This Section 8.5 does not prohibit Officers or Directors from purchasing Shares through Subscription Rights received pursuant to this Plan or pursuant to awards made under the Stock Compensation Plan.

          Stock options for Shares shall not be made available to Directors and Officers for a period of two (2) years following the Effective Date if the aggregate holdings of all such Directors and Officers exceed or would exceed twenty-five percent (25%) of the Shares issued by the Holding Company.

          Section 8.6          Maximum Purchase Restrictions. Except with the approval of the Commissioner, no person or group of persons acting in concert shall acquire, through public offering, subscription rights, private offering or conversion of surplus notes, more than five percent (5%) of the issued and outstanding Shares of the Holding Company for a period of five years after the effective date of this Plan.

ARTICLE IX
INTERPRETATION, AMENDMENT AND TERMINATION OF THE PLAN

          Section 9.1          Interpretation of the Plan.

          (a) The Board of Directors of Fremont Mutual and the Board of Directors of the Holding Company shall have the exclusive authority to interpret and apply the provisions of the Plan to particular facts and circumstances and to make all determinations necessary or desirable to implement the Plan. Any such interpretation, application or determination made in good faith and on the basis of such information and assistance as was then reasonably available for such purpose, shall be final, conclusive and binding upon all persons, and neither the Holding Company nor Fremont Mutual (or the directors, officers, employees or agents of either of them) shall be liable to any person in connection with any such interpretation, application or determination.

          (b) This Plan shall be governed by and construed in accordance with the domestic laws of the State of Michigan and federal law.

          Section 9.2          Amendment. The Plan may be amended, as follows:

          (a)          Before Approval by OFIS. The Plan may be amended at any time before it is approved by OFIS by the affirmative vote of two-thirds of the directors of the Holding Company and two-thirds of the directors of Fremont Mutual then in office.

          (b)          After Approval by OFIS. The Plan may be amended at any time after its approval by OFIS by the affirmative vote of two-thirds of the directors of the Holding Company and two-thirds of the directors of Fremont Mutual then in office; provided, however, that any such amendment shall be subject to approval by OFIS.

          (c)          After Approval by the Eligible Policyholders. The Plan may be amended at any time after its approval by the Eligible Policyholders and prior to the Effective Date by the affirmative vote of two-thirds of the directors of the Holding Company and two-thirds of the directors of Fremont Mutual then in office; provided, however, that any such amendment shall be subject to approval by OFIS; and provided further that, if such amendment is determined by OFIS to be material, such amendment shall be subject to approval by the affirmative vote of at least two-thirds of the votes cast at a meeting of the Eligible Policyholders called for that purpose.

          (d)          Certain Conforming Amendments. In the event that OFIS adopts mandatory regulations applicable to the Conversion prior to the Effective Date, the Plan may be amended to conform to such regulations at any time prior to the Effective Date by the affirmative vote of two-thirds of the directors of the Holding Company and two-thirds of the directors of Fremont Mutual then in office and no re-solicitation of proxies or further approval by the Eligible Policyholders shall be required. In the event that OFIS adopts regulations applicable to the Conversion prior to the Effective Date and if such regulations contain optional provisions, the Plan may be amended to conform to any such optional provision at any time before the Effective Date by the affirmative vote of two-thirds of the directors of the Holding Company and two-thirds of the directors of Fremont Mutual then in office, and no re-solicitation of proxies or further approval by the Eligible Policyholders shall be required.

          Section 9.3          Termination. The Plan may be terminated as follows:

          (a)          Before Approval by OFIS. The Plan may be terminated at any time before it is approved by OFIS by the affirmative vote of two-thirds of the directors of the Holding Company and two-thirds of the directors of Fremont Mutual then in office.

          (b)          After Approval by OFIS. The Plan may be terminated at any time after it is approved by OFIS by the affirmative vote of two-thirds of the directors of the Holding Company and two-thirds of the directors of Fremont Mutual then in office.

          (c)          After Approval by the Eligible Policyholders. The Plan may be terminated at any time after it is approved by the Eligible Policyholders and prior to the Effective Date by the affirmative vote of two-thirds of the directors of the Holding Company and two-thirds of the directors of Fremont Mutual then in office.

          Section 9.4          Binding Upon Eligible Policyholders. By approving the Plan, the Eligible Policyholders of Fremont Mutual authorize the amendment and termination of the Plan in accordance with the provisions of this Article.

Richard E. Dunning, President

August 25, 2003